SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act

September 18, 2010
Date of Report

(Date of Earliest Event Reported)

Commission File No. 333-146441

A & J VENTURE CAPITAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Nevada, USA	75-3260541
(State of Incorporation)	(IRS Employer Identification No.)

23890 Copper Hill Drive, #206, Valencia CA 91354

(Address of principal executive offices)(Zip Code)

Company's telephone number, including area code: (661) 414-7125

ITEM 3.02 Unregistered Sales of Equity Securities

A & J Venture Capital Group, Inc. (the “Company”) has sold 17,750,000 shares of its common stock, in restricted form, to certain entities in an unregistered offering pursuant to Section 4(2) of the Securities Act of 1933, as amended.  These shares were sold at a price of $.002 per share on a post-split basis, following a previously announced plan by the Company to have a reverse split of its stock.  The reverse split will be 100-to-1 and the Company intends to file the necessary paperwork with the SEC and FINRA this week in order to complete the proposed reverse split.

ITEM 5.01 Changes in Control of Registrant.

On September 18, 2010, Andi Klimm, former officer and director of the Company, transferred 18,000,000 shares of the Company’s common stock to Antal Markus.  In addition, Mr. Klimm returned to the Company 10,000 shares of the Company’s Series A Preferred Stock for cancellation.  The Company has canceled these shares and has no current intentions to re-issue any additional shares of Series A Preferred Stock.

ITEM 5.02 Departure of Directors or Principal Officers; Election of Officers; Appointment of Principal Officers.

On September 17, 2010, the Company appointed Antal Markus as CEO and CFO of the Company as well as a director, replacing Zhongwen Chen who resigned as an officer and director earlier.  Previously, in May, Roger Zolg had resigned as an officer and director and the Board reduced the size of the Board to two.   On September 18, 2010, Andi Klimm resigned as an officer and director.  The Board has reduced its size to one director at this time.

Mr. Markus has over twenty five years of experience in public company operation and management. Since 2005, Mr. Markus has served as a consultant to numerous public and private companies, successfully completing numerous acquisitions and mergers.  Mr. Markus has a broad range of business experience including managing, securing financing, structuring of transactions, and is experienced and knowledgeable in managing relationships with customers, financing institutions and stockholders.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

A & J VENTURE CAPITAL GROUP, INC.

September 20, 2010	/s/ Antal Markus
Antal Markus, CEO